Exhibit 99.1
                                 PRESS RELEASE



FOR IMMEDIATE RELEASE                   CONTACT:

Titanium Metals Corporation             J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300               Vice President-Finance & Treasurer
Denver, Colorado  80202                 303-296-5600


                     TIMET DECLARES FIRST QUARTER DIVIDEND


     DENVER, COLORADO . . . February 24, 1999 . . . Titanium Metals Corporation (NYSE: TIE) announced today that its board of directors, at its most recent meeting, declared a regular quarterly dividend of four cents ($0.04) per share of common stock, payable on March 15, 1999, to stockholders of record as of the close of business on March 5, 1999.

     Titanium Metals Corporation, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information on TIMET is available on the World Wide Web at http://www.timet.com/.


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